As filed with the Securities and Exchange Commission on December 24, 1997

                                                  Registration No. 333- _____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             -----------------------

                            FOCUS ENHANCEMENTS, INC.
             (Exact name of registrant as specified in its charter)


           Delaware                      1-11860                 04-3186320
(State or other jurisdiction           (Commission               (IRS Employer
     of incorporation)                  File Number)           Identification
                                                                   Number)

                                 142 North Road
                          Sudbury, Massachusetts 01776
                                 (781) 371-2000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                Harry G. Mitchell
                             Chief Financial Officer
                            FOCUS Enhancements, Inc.
                                 142 North Road
                          Sudbury, Massachusetts 01776
                                 (781) 371-2000
      (Name, address, including zip code, telephone number, including area code, of agent for service)


                                    Copy to:
                             John A. Piccione, Esq.
                            Sullivan & Worcester LLP
                             One Post Office Square
                           Boston, Massachusetts 02109
                                 (617) 338-2800
                              ---------------------

         Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of the Registration Statement as determined by market conditions.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                             -----------------------

                         CALCULATION OF REGISTRATION FEE
                                                                                       Proposed               Amount of
  Title of Each Class of Securities to        Amount to                                 Maximum             Registration
              be Registered                 be Registered     Price to Public       Offering Price             Fee(2)

Common Stock, par value $.01 per              2,162,869            $3.50             $7,570,041.50            $2,233.16
share(1)

(1) The Common Stock being registered consists of: (i) 732,869 shares issued to stockholders of TView Inc. which was acquired by the Company effective September 30, 1996; (ii) 1,000,000 shares issued to Smith Barney Fundamental Value Fund, Inc. (the "Fund") in connection with a private placement in September 1997 (the "September 97 Offering");
         (iii) 330,000 shares issuable to the Fund upon the exercise of a warrant that may be issued to the Fund; and (iv) 100,000 shares issuable upon the exercise of warrants issued to the placement agent in connection with the September 97 Offering, all as described in the "SELLING STOCKHOLDERS" and "PLAN OF DISTRIBUTION" sections of the Prospectus.

(2) The registration fee is calculated pursuant to Rule 457(c) of the Securities Act of 1933 by taking the average of the bid and asked prices of the registrant's Common Stock, $.01 par value per share, on December 23, 1997 as reported on the NASDAQ SmallCap Market.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.




                                      (ii)

                              Subject to Completion
                 Preliminary Prospectus Dated December 24, 1997

PROSPECTUS

                            FOCUS ENHANCEMENTS, INC.

                        2,162,869 Shares of Common Stock

         This Prospectus relates to 2,162,869 shares of Common Stock, $.01 par value per share (the "Common Stock" or the "Shares"), of FOCUS Enhancements, Inc., a Delaware corporation (the "Company"). The Common Stock offered hereby consists of: (i) 732,869 shares isssued to stockholders (the "TView Stockholders") of TView, Inc., which was acquired by the Company effective September 30, 1996; (ii) 1,000,000 Shares issued to Smith Barney Fundamental Value Fund, Inc. (the "Fund") in a private placement in September 1997 (the "September 97 Offering"); (iii) 330,000 Shares issuable by the Company to the Fund upon the exercise of warrants (the "Investor Warrants") issuable to the Fund; and (iv) 100,000 Shares issuable upon exercise of warrants issued to the placement agent in connection with the September 97 Offering (the "Broker Warrants" and together with the Investor Warrants are referred to herein as the "Warrants"). The Investor Warrants are issuable to the Fund if prior to September 10, 1998, the last sale price of the Company's Common Stock is less than $3.00 per share for 20 consecutive trading days. If issued, the Investor Warrants would be exercisable at a price of $3.00 per share for a period of seven years. Each Broker Warrant is exercisable to purchase one share of Common Stock at a price of $6.00 per share. To the extent that the Warrants are exercised, the Company will receive proceeds equal to the exercise price of the Warrants. The Common Stock offered by the selling stockholders listed herein (the "Selling Stockholders") and the Common Stock issuable upon the exercise of the Warrants is registered hereunder for resale purposes only. The Company will not receive any proceeds from the sale of Common Stock offered by the Selling Stockholders. See "SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION."

         The Common Stock offered by the Selling Stockholders may be offered and sold from time to time by the Selling Stockholders, or by pledgees, donees or transferees or other successors-in-interest, in privately negotiated transactions directly or through brokers, or in the over-counter market and otherwise at prices and on terms then prevailing. In connection with any sales, the Selling Stockholders and any broker participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended.

         The Common Stock is traded on the Nasdaq Small-Cap Market under the symbol FCSE. On December 23, 1997, the last sale price of the Company's Common Stock as reported on the Nasdaq Small-Cap Market was $3.50.
                             ----------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COM-
                MISSION OR ANY STATE SECURITIES COMMISSION PASSED
                      UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

                 AN INVESTMENT IN THE SECURITIES OFFERED HEREBY
               INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                              AT PAGES 5 THROUGH 7.
                             ----------------------

                The date of this Prospectus is December 24, 1997.

         No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or the information contained or incorporated by reference herein is correct at any time subsequent to the date hereof.


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copies obtained at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission:
Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661- 2511; and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials may also be accessed electronically by means of the Commission's home page at http://www.sec.gov.

         The Company has filed with the Commission a Form S-3 Registration Statement (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This prospectus, which constitutes part of the Registration Statement filed by the Company with the Commission under the Securities Act omits certain information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning provisions of any documents are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed with the Commission pursuant to the Exchange Act, are hereby incorporated in this Prospectus and specifically made a part hereof by reference: (i) the Company's Annual Report on Form 10-KSB/A-1 for the year ended December 31, 1996; (ii) the Company's Current Report on Form 8K/A-1 filed on January 6, 1997 relating to the Company's acquisition of TView , Inc.; (iii) the Company's Current Report on Form 8-K filed on January 16, 1997 relating to the sale of securities pursuant to Regulation S; (iv) the definitive Proxy Statement dated February 18, 1997 provided to stockholders in connection with a Special Meeting of Stockholders held March 18, 1997; (v) the Company's Current Report on Form 8-K filed on March 3, 1997 relating to the sale of securities pursuant to Regulation S; (vi) the definitive Proxy Statement filed with the Commission dated June 20, 1997 provided to stockholders in connection with the Annual Meeting of Stockholders held on July 25, 1997;
(vii) the Company's Quarterly Report on Form 10-QSB/A-1 for the period ended March 31, 1997; (viii) the Company's Quarterly Report on Form 10-QSB/A-1 for the period ended June 30, 1997; (x) the Company's Quarterly Report on Form 10-QSB for the period ended September 30, 1997; and (x) the description of the Company's Common Stock contained in the Registration Statement on Form SB-2 File No. 33-60248-B filed with the Commission on March 29, 1993, as amended. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement), or in any subsequently filed document that also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be made to the Company at its principal executive offices, 142 North Road, Sudbury, Massachusetts 01776,
Attention: Harry G. Mitchell, telephone (781) 371-2000.

                               PROSPECTUS SUMMARY

         The following summary information is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus or incorporated herein by reference and the financial statements which are incorporated herein by reference.

THE COMPANY..........................  FOCUS Enhancements,  Inc. (the "Company"
                                       or "FOCUS") internally develops, markets
                                       and sells  worldwide a proprietary  line
                                       of PC-to-TV  video  conversion  products
                                       for   Windows(TM)  and  Mac(TM)OS  based
                                       personal   computers.    The   Company's
                                       proprietary  PC-to-TV  video  conversion
                                       products  include  video output  devices
                                       marketed  and sold  under the  Company's
                                       registered brand name, TView. All of the
                                       Company's PC-to-TV  conversion  products
                                       enable  users to transmit  at  low-cost,
                                       high quality,  computer generated images
                                       from  any DOS,  Windows  or Mac OS based
                                       personal  computer to any  television of
                                       any size with a standard  RCA or S-Video
                                       interface.  FOCUS's PC-to-TV  technology
                                       provides      sharp,       flicker-free,
                                       computer-generated images on televisions
                                       for  multimedia/business  presentations,
                                       classroom/training     sessions,    game
                                       playing  or even  collective  viewing of
                                       spreadsheets or internet  browsing.  The
                                       Company  markets  and  sells  its  FOCUS
                                       branded   consumer   products   globally
                                       through  a  network   of   distributors,
                                       volume  resellers,   mail  order,  value
                                       added resellers ("VARs") and original equipment manufacturers ("OEMs").

RISK FACTORS.........................  The Offering involves  substantial risk.
                                       See "RISK FACTORS".

SECURITIES OFFERED...................  2,162,869  shares of Common  Stock.  The
                                       Common Stock offered hereby consists of:
                                       (i) 732,869  shares  issued to the TView
                                       Stockholders;   (ii)  1,000,000   shares
                                       issued to the Fund; (iii) 330,000 shares
                                       issuable  to the Fund upon the  exercise
                                       of  the  Investor  Warrants;   and  (iv)
                                       100,000 shares issuable upon exercise of the Broker Warrants. See "DESCRIPTION OF SECURITIES."

OFFERING PRICE.......................  All or part of the Shares offered hereby may be sold from time to time in amounts and on terms to be determined by the Selling Stockholders at the time of sale.

USE OF PROCEEDS......................  To the  extent  that  the  Warrants  are exercised,  the  Company  intends to use
                                       the net  proceeds  for  general  working
                                       capital   purposes.   The  Company  will
                                       receive no part of the proceeds from the sale of the shares registered pursuant to this Registration Statement.

NASDAQ TRADING SYMBOL...............   FCSE

                                  RISK FACTORS

         An investment in the Securities offered hereby involves a high degree of risk and should only be purchased by investors who can afford to lose their entire investment. The following factors, in addition to those discussed elsewhere in the Prospectus, should be considered carefully in evaluating the Company and its business.

         Future Capital Needs. At September 30, 1997, the Company had working capital of $5,160,342, cash and cash equivalents of $2,492,705 and was fully drawn on its line of credit (approximately $750,000 at September 30, 1997) with its bank and its $1.5 million term note with an unaffiliated lender. Historically, the Company has been required to meet its short- and long-term cash needs through debt and the sale of Common Stock in private placements in that cash flow from operations has been insufficient.
 During 1996, the Company received approximately $6,116,000 in net proceeds from the exercise of warrants, stock options and the sale of Common Stock. During the nine month period ended September 30, 1997, the Company received approximately $5,783,174 in net proceeds from the exercise of warrants, stock options and the sale of Common Stock.

         The Company's future capital requirements will depend on many factors, including cash flow from operations, continued progress in its research and development programs, competing technological and market developments, and the Company's ability to market its products successfully. During 1997, the Company may be required to raise additional funds through equity or debt financing, of which there can be no assurance. Any equity financing could result in dilution to the Company's then-existing stockholders. Sources of debt financing may result in higher interest expense. Any financing, if available, may be on terms unfavorable to the Company. If adequate funds are not available, the Company may be required to curtail its activities significantly.

         Reliance on Major Customers. For the nine months ended September 30, 1997, approximately 22% of the Company's revenues were derived from sales to Ingram Micro D ("Ingram"), a national distributor, approximately 19% of the Company's revenues were derived from sales to SCI Systems, Inc. ("SCI"), approximately 12% of the Company's revenues were derived from sales to Apple Computer, Inc. ("Apple"), and approximately 11% of the Company's revenues were derived from sales to Zenith Electronics, Inc. ("Zenith"). Management expects that sales to Ingram, SCI and Zenith will continue to represent a significant percentage of the Company's future revenues. In October 1996, the Company entered into a two-year exclusive agreement with Zenith, under which Zenith must purchase at least $12,000,000 of PC-to-TV conversion products in 1997 and at least $30,000,000 of these products in 1998 in order to maintain exclusivity. For the nine months ended September 30, 1997, the Company shipped approximately $1,987,000 of PC-to-TV products to Zenith and projects that total shipments through December 31, 1997 will be less than the $12 million contract minimum. As a result, under the terms of the Agreement, Zenith has ceased to be an exclusive OEM for the Company's PC to TV products in the television market.

         History of Operating Losses. The Company has experienced limited profitability since its inception and at September 30, 1997, had an accumulated deficit of $19,763,443. Although the Company reported net income of $662,089 for the nine-month period ended September 30, 1997, there can be no assurance that the Company will remain profitable during the remainder of 1997.

         The Company's independent auditors have included an explanatory paragraph in their report on the Company's financial statements for the year ended December 31, 1996 to the effect that the Company's ability to continue as a going concern is contingent upon its ability to secure financing and attain profitable
                                       -5-
operations. In addition, the Company's ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered by its entrance into established markets and the competitive environment in which the Company operates.

         Limited Availability of Capital under Credit Arrangements with Lenders. The Company maintains a line of credit with Silicon Valley Bank which was fully drawn as of September 30, 1997. At December 31, 1996, the Company was in violation of certain debt covenants relating to the line of credit. In March 1997, the Company received a waiver of the covenants from the bank, a revision of the loan covenants and an agreement to extend the line until March 1998. As of September 30, 1997, approximately $750,000 is owed to the bank under the line of credit.

         In October 1994, the Company borrowed $2,500,000 from an unaffiliated lender to help finance its inventory and accounts receivable under its Master Purchase Agreement with Apple. The Company issued to this unaffiliated lender its term note in the aggregate principal amount of $2,500,000. The term note accrues interest at the revolving rate of prime plus 2%, is payable quarterly in arrears at the end of December, March, June, and September, and was due February 1, 1996. In January 1996, the Company repaid approximately $1 million of the amount owed under the term note. On June 28, 1996, the Company negotiated an amendment to the term note with the lender to extend the due date of the term note to March 31, 1997. Pursuant to the amendment, the Company granted the lender a second security interest in all the assets of the Company. The Company is currently negotiating an additional extension with the lender, however, there can be no assurances that the term note will be extended on terms favorable to the Company.

         Market Acceptance. The Company's sales and marketing strategy is targeted to sales of its PC-to- TV video-graphics products to the Windows, MAC OS markets, including computer manufacturers, VGA graphic card developers and VGA chip developers, as well as to television manufacturers. Although the Company has to date experienced success in penetrating these markets, there can be no assurance that the Company's marketing strategy will continue to be effective and that current customers will continue to buy the Company's products. Market acceptance of the Company's current and proposed products will depend upon the ability of the Company to demonstrate the advantages of its products over other PC-to-TV video- graphics products.

         Reliance on Single Vendor. In the nine months ended September 30, 1997, approximately 68% of the components for the Company's products were secured and manufactured on a turnkey basis by a single vendor, Pagg Corporation. In the event that the vendor was to cease supplying the Company, management believes there are alternative vendors for the components for the Company's products. However, the Company would experience short-term delays in the shipment of its products.

         Dependence on Timely Delivery of the FOCUS Scan 300 Chip. In the third quarter of 1997, the Company completed development of an ASIC called the FOCUS Scan 300 Chip which the Company will incorporate into all of its next generation PC-to-TV video-graphics products. The Company is relying on an outside vendor to manufacture its requirements for the Chip that it intends to ship in the fourth quarter of 1997. A significant portion of the Company's anticipated revenues and gross margins for 1997 are dependent on timely delivery of sufficient quantities of the FOCUS Scan 300 Chip in order to fill pending orders. In the event that the Company does not receive sufficient quantities of the Chip to fill orders, the Company's revenues and profitability for 1997 could be adversely effected.

         Technological Obsolescence. The Windows and MAC OS markets are characterized by extensive research and development and rapid technological change resulting in product life cycles of nine to eighteen months. Development by others of new or improved products, processes or technologies may make the Company's products or proposed products obsolete or less competitive. The Company will be required to devote substantial efforts and financial resources to enhance its existing products and to develop new products. There can be no assurance that the Company will succeed with these efforts.

         Competition. The Windows and MAC OS markets are extremely competitive. The Company currently competes with other developers of PC-to-TV conversion products and with video-graphic integrated circuit developers. Many of the Company's competitors have greater market recognition and greater financial, technical, marketing and human resources than the Company. Although the Company is not currently aware of any announcements by its competitors that would have a material impact on the Company or its operations, there can be no assurance that the Company will be able to compete successfully against existing companies or new entrants to the marketplace.

         Component Supply Problems. The Company purchases all of its parts from outside suppliers and from time to time experiences delays in obtaining some components or peripheral devices. The Company attempts to reduce the risk of supply interruption by evaluating and obtaining alternative sources for various components or peripheral devices. However, there can be no assurance that supply shortages will not occur in the future which could significantly increase the cost, or delay shipment of, the Company's products, which in turn could adversely affect its results of operations.

         Protection of Proprietary Information. Although the Company has filed three patents and expects to file two additional patents in the fourth quarter of 1997 with respect to its PC-to-TV video-graphics products, the Company does not currently have any patents. The Company treats its technical data as confidential and relies on internal nondisclosure safeguards, including confidentiality agreements with employees, and on laws protecting trade secrets to protect its proprietary information. There can be no assurance that these measures will adequately protect the confidentiality of the Company's proprietary information or that others will not independently develop products or technology that are equivalent or superior to those of the Company. While it may be necessary or desirable in the future to obtain licenses relating to one or more of its products or relating to current or future technologies, there can be no assurance that the Company will be able to do so on commercially reasonable terms.

                                   THE COMPANY

         FOCUS Enhancements, Inc. (the "Company" or "FOCUS") internally develops, markets and sells worldwide a proprietary line of PC-to-TV video conversion products for Windows(TM) and Mac(TM)OS based personal computers. Based on an independent survey by PC Data Corp., the Company is an industry leader in the development and marketing of PC-to-TV conversion products that make personal computers "TV- ready" and televisions "PC-ready".

         The Company's proprietary PC-to-TV video conversion products include video output devices marketed and sold under the Company's registered brand name, TView. All of the Company's PC-to-TV conversion products enable users to transmit at low-cost, high quality, computer generated images from any DOS, Windows or Mac OS based personal computer to any television of any size with a standard RCA or S-Video interface. FOCUS's PC-to-TV technology provides sharp, flicker-free, computer-generated images on televisions for multimedia/business presentations, classroom/training sessions, game playing or even collective viewing of spreadsheets or internet browsing.

         The Company markets and sells its FOCUS branded consumer products globally through a network of distributors, volume resellers, mail order, value added resellers ("VARs") and original equipment manufacturers ("OEMs"). In North America, the Company markets and sells its products through national distributors such as Ingram Micro D, D & H, Academic and Nuvo; national volume resellers such as CompUSA, Computer City, Micro Center, Staples and Egg Head; and through third party mail order companies such as MicroWarehouse, Multiple Zones, Global, PC Connection and Tiger Direct.

         In addition, the FOCUS branded PC-to-TV products have been selected by leading personal computer manufacturers to be marketed with the use of their select brand of personal computers. Compaq, Toshiba and Apple have included the Company's PC-to-TV products on their selected market price lists, and promote the FOCUS PC-to-TV products in their box materials.

         The Company also markets and sells its products internationally in over 30 countries by independent distributors in each country. These independent distributors market and sell the FOCUS branded products to retailers, mail order companies, and VARs in their respective countries.

         In addition to the FOCUS branded products, the Company markets, sells or licenses its proprietary PC-to-TV technology to television manufacturers such as Zenith Electronics, and to personal computer manufacturers such as Apple
Computer. The Company is currently in discussions with several other PC manufacturers, television manufacturers, VGA chip developers and VGA card developers globally.

         The Company was founded in December 1991, as a Massachusetts corporation and was reincorporated in Delaware in April 1993. In December 1993, the Company acquired Lapis Technologies Inc. ("Lapis"), a developer of high-quality, low-cost Macintosh multimedia graphics products. Effective September 30, 1996, the Company consummated the acquisition of TView, Inc., a developer of PC-to-TV video conversion technology. This acquisition has played a major strategic role in allowing FOCUS to gain a major technological lead over competitors in the video scan conversion category and has positioned FOCUS as a leader in PC-to-TV video conversion technology.

         The Company's principal executive offices are located at 142 North Road, Sudbury, Massachusetts 01776. Its research and development center is located at 9275 SW Nimbus Drive, Beaverton, Oregon 97008. The Company's European sales and marketing office, FOCUS Enhancements B.V., is located at Schipholweg

118,  Kantorenhuis,  2316 XD Leiden,  The  Netherlands.  The  Company's  general
telephone   number  is  (781)   371-2000  and  its   worldwide  web  address  is
http://www.focusinfo.com.


                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the resale by the Selling Stockholders of the Shares.

         The gross proceeds to be received by the Company from exercise of the Warrants (assuming that the Warrants are issued to the Fund and exercised) are $1,590,000, and management intends to use such proceeds for general working capital purposes including expenditures in connection with the development, sales and marketing of future products for the Company.

                              SELLING STOCKHOLDERS

         The following table sets forth information concerning the beneficial ownership of Shares of Common Stock by the Selling Stockholders as of the date of this Prospectus and the number of such shares included for sale in this Prospectus assuming the exercise of Warrants held by the Selling Stockholders and the sale of all Shares being offered by this Prospectus. To the best of the Company's knowledge, none of the Selling Stockholders have held any office or maintained any material relationship with the Company or its predecessors or affiliates over the past three years, except as set forth below. The Selling Stockholders reserve the right to reduce the number of Shares offered for sale or to otherwise decline to sell any or all of the Shares registered hereunder. The calculation of the number of Shares owned after the Offering assumes that all of the Shares offered hereby are sold.

                                                          Shares to be Sold in Offering
                                                          -----------------------------
                                                        Shares Owned
                                                          Prior to             Shares         Shares Owned
            Name of Selling Stockholder                   Offering             Offered       After Offering
            ---------------------------                 ------------           --------      --------------
TView Stockholders(1)

Thomas M. Hamilton (2)                                      69,642               69,642             0
Steven R. Morton (3)                                        69,642               69,642             0
Mark D. Lieberman                                           69,642               69,642             0
David L. Brinker                                            34,821               34,821             0
Robert Bailey, Inc.                                          4,513                4,513             0
Kenneth A. Boelke(4)                                        14,657               14,657             0
Brian Keith Greeney(4)                                       9,161                9,161             0
Donna Nakano                                                10,993               10,993             0
Dave Schilling(5)                                            7,329                7,329             0
Carolyn Benedict(6)                                          2,748                2,748             0
Olympic Venture Partners III, L.P.                         202,637              202,637             0
Sutter Hill Ventures, a California limited partnership     159,576              159,576             0
Ken Willet                                                  14,185               14,185             0



(table continued on next page)
                                                        -9-

                                                          Shares to be Sold in Offering
                                                          -----------------------------
                                                        Shares Owned
                                                          Prior to            Shares            Shares Owned
            Name of Selling Stockholder                   Offering            Offered          After Offering
            ---------------------------                 ------------       ------------        --------------
OVP III Entrepreneurs Fund                                     10,132           10,132              0
Tow Partners, a California limited partnership                  8,175            8,175              0
The Younger Living Trust U/A/D 1/25/95                         10,192           10,192              0
Anvest, L.P.                                                    5,946            5,946              0
Sanders Holdings, L.P.                                          8,494            8,494              0
Wells Fargo Bank, Trustee SHV m/p/t FBO David L. Anderson       5,945            5,945              0
Wells Fargo Bank, Trustee SHV m/p/t FBO Ronald L. Perkin        1,274            1,274              0
G. Leonard Baker, Jr.                                           3,397            3,397              0
Tench Coxe                                                      6,795            6,795              0
Paul G. Lego                                                    1,699            1,699              0
Paul G. Koontz                                                    849              849              0
Sherryl W. Hossock                                                425              425              0

September 97 Offering

Smith Barney Fundamental Value Fund, Inc.(6)                1,330,000       1, 330,000              0
Brian G. Swift(7)                                              60,001           60,001              0
Roger L. Batty(7)                                              13,333           13,333              0
John J. Early(7)                                               13,333           13,333              0
Jay L. Hayes(7)                                                13,333           13,333              0

(1)      Each of the Selling  Stockholders  listed was  formerly a  stockholder  of TView,  Inc.  which was  acquired by the Company effective September 30, 1996. The shares listed for each Selling Stockholder  represents the Shares received by the Selling
         Stockholder in exchange for the shares of TView, Inc. owned by the Selling Stockholder.

(2)      Does not include 80,000 shares of Common Stock issuable upon the exercise of stock options held by Mr.  Hamilton,  of which options to purchase 26,667 shares are exercisable within 60 days of the date of this Prospectus.  Mr. Hamilton is currently
         Vice President of Business Development of the Company.

(3)      Does not include  80,000 shares of Common Stock  issuable upon the exercise of stock options held by Mr.  Morton,  of which options to purchase 26,667 shares are exercisable  within 60 days of the date of this  Prospectus.  Mr. Morton is currently
         Vice President of Research & Development of the Company.

(4)      Does not include  11,000 shares of Common Stock  issuable upon the exercise of stock  options.  This person is currently an employee of the Company.



                                                                -10-


(5)      Does not include  3,000 shares of Common Stock  issuable  upon the exercise of stock  options.  This person is currently an employee of the Company.

(6)      Does not include  1,000 shares of Common Stock  issuable  upon the exercise of stock  options.  This person is currently an amployee of the Company.

(7)      Includes 330,000 shares of Common Stock issuable upon exercise of the Investor Warrants. The Investor Warrants are issuable to the Fund if prior to September 10, 1998, the last sale price of the Company's  Common Stock is less than $3.00 per share for 20 consecutive  trading days. If issued, the Investor Warrants would be exercisable at a price of $3.00 per share for a period of seven years.

(8)      Represents  shares of Common Stock issuable upon the exercise of Broker Warrants,  each exercisable at a price of $6.00 per share for a period of five years from the date of issuance, which warrants were issued to the placement agent in connection with the September 97 Offering.  Does not include Shares issued or issuable to the Selling Stockholder upon the exercise of warrants that may have been previously issued to the Selling Stockholder.



                              PLAN OF DISTRIBUTION

         Of the 2,162,869 Shares being registered herein for sale by the Selling Stockholders, (i) 732,869 shares were issued to the Tview Stockholders in connection with the acquisition of TView, Inc. effective September 30, 1996;
(ii) 1,000,000 shares were issued to the Fund; (iii) 330,000 shares are issuable to the Fund upon the exercise of the Warrants; and (iv) 100,000 shares issuable upon exercise of the Broker Warrants. All Shares to be registered hereby are to be offered by certain security holders of the Company, and, other than the exercise price of the Warrants, the Company will receive no proceeds from the sale of Shares offered hereby.

         The Selling Stockholders may sell the Common Stock registered in connection with this Offering on the NASDAQ market system or otherwise. There will be no charges or commissions paid to the Company by the Selling Stockholders in connection with the issuance of the Shares. It is anticipated that usual and customary brokerage fees will be paid by the Selling Stockholders upon sale of the Common Stock offered hereby. The Company will pay the other expenses of this Offering. The Shares may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of NASDAQ; and (d) ordinary brokerage transactions. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act in connection with such sales. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Company has agreed to indemnify certain of the Selling Stockholders against certain liabilities, including certain liabilities under the Act, or to contribute to payments which a Selling Stockholder may be required to make in respect thereof.


                                  LEGAL MATTERS

         The validity of certain of shares of Common Stock offered hereby was passed upon for the Company by Sullivan & Worcester LLP, Boston, Massachusetts 02109. John A. Piccione, Esq., Secretary of the Company, is also a partner at Sullivan & Worcester LLP. Mr. Piccione holds options to purchase 45,000 shares of Common Stock and warrants to purchase 27,740 shares of Common Stock.

                                     EXPERTS

         The consolidated financial statements of the Company as of and for the year ended December 31, 1996 appearing in the Company's Annual Report on Form 10-KSB/A-1 for the year ended December 31, 1996, have been audited by Wolf & Company, P.C. independent accountants as set forth in their report thereon, which report includes an explanatory paragraph regarding the Company's ability to continue as a going concern, included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of FOCUS Enhancements, Inc. as of and for the year ended December 31, 1995, included in the Annual Report on Form 10-KSB/A-1 of the Company for the fiscal year ended December 31, 1996 referred to above have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report dated April 11, 1996, which included an explanatory paragraph related to the Company's ability to continue as a going concern, accompanying such financial statements, and are incorporated herein by reference in reliance upon the report of such firm, which report is given upon their authority as experts in accounting and auditing.


                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

         No dealer, salesman or other person has been authorized to give any information or make any representation other than those contained in this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the securities other than the specific securities to which it relates, or an offer or solicitation to any person in any jurisdiction where such an offer or solicitation would be unlawful.


                     TABLE OF CONTENTS
                                                      Page

Available Information....................................2
Incorporation of Certain
  Documents by Reference.................................2
Prospectus Summary.......................................4
Risk Factors.............................................5
The Company............................................. 8
Use of Proceeds..........................................9
Selling Stockholders.....................................9
Plan of Distribution....................................11
Legal Matters...........................................11
Experts.................................................12
Disclosure of Commission Position on
  Indemnification for Securities Act
  Liabilities ..........................................12



                        2,162,869 Shares of Common Stock







                            FOCUS ENHANCEMENTS, INC.





                                 ______________

                                   PROSPECTUS
                                 ______________


                               December |X|, 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         The expenses in connection with the issuance and distribution of the Common Stock to be registered are estimated (except for the Securities and Exchange Commission filing fee) below. All such expenses will be paid by the Registrant.


Registration Fee Under Securities Act   $    2,223.16
Blue Sky Fees and Expenses                   5,000.00
Legal Fees and Expenses                     15,000.00
Accounting Fees and Expenses                 8,000.00
Printing and Mailing Costs                   1,000.00
Miscellaneous Fees and Expenses              2,000.00
                                        -------------
            Total Expenses              $   33,223.16
                                        =============



Item 15. Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as such with respect to another corporation or other entity at the request of such corporation.

         The Delaware General Corporation Law, the Company's charter and by-laws provide for indemnification of the Company's directors and officer for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the Company's Second Restated Certificate of Incorporation, as amended and Restated By-laws incorporated herein by reference.

         The Underwriting Agreement executed in connection with the Company's initial public offering provides that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). Reference is made to the form of Underwriting Agreement previously filed as Exhibit 1.1 to the Company's Registration Statement on Form SB-2, No. 33-60248-B.

         The Company has obtained directors and officers liability insurance for the benefit of its directors and certain of its officers.

         Reference is made to the Underwriting Agreement described above, pursuant to which the Registrant agreed to indemnify each underwriter and each person, if any, who controls any underwriter within the meaning of the Act, or the Securities Exchange Act of 1934, as amended, against certain types of civil liabilities arising in connection with the aforementioned Registration Statement or the prospectus contained therein.

Item 16. Exhibits

         The following documents have been previously filed as Exhibits and are incorporated herein by reference except those exhibits indicated with an asterisk which are filed herewith:

      Exhibit No.       Description

         2        Agreement  and Plan of Merger dated as of September  30, 1996, by and among FOCUS Enhancements, Inc., a Delaware corporation,
                  FOCUS   Acquisition   Corp.,   a  Delaware   corporation   and
                  wholly-owned  subsidiary of FOCUS, and Tview,  Inc., a Delware
                  Corporation(1).
         3.1      Second  Restated  Certificate  of  Incorporation,  as amended, incorporated  by reference to Exhibit No. 3.1 of the Company's
                  Registration  Statement on Form SB-2 [Reg. No. 33-60248-B] and
                  as an exhibit to the Company's  Form 10-QSB dated November 13,
                  1995.
         3.2      Restated By-laws of the Company(2).
         4.1      Specimen  certificate for Common Stock of the Company(2).  4.2
                  Subscription  Agreement  between the Company and the Purchaser dated September 10, 1997(3).
         4.3      Form of Warrant  dated  September 10, 1997 issued to designees of the Placement Agent(3).
         5.1      Opinion of Sullivan & Worcester LLP
         23.1*    Consent  of  Wolf  &   Company,   P.C.,   independent   public
                  accountants
         23.2*    Consent of Coopers & Lybrand L.L.P.
         23.3*    Consent of KPMG Peat Marwick LLP
         (1)      Filed as an exhibit to the  Company's  Current  Report on Form
                  8-K  dated  November  4,  1996,  and  incorporated  herein  by reference.
         (2)      Filed as an exhibit to the Company's Registration Statement on
                  Form  SB-2,  No.  33-60248-B,   and  incorporated   herein  by
                  reference.
         (3)      Filed as an exhibit to the  Company's  Current  Report on Form
                  8-K dated September 10, 1997, and incorporated herein by reference.


Item 17. Undertakings

(a)      The undersigned Registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   registration
                  statement:

                  (i)      To  include  any   prospectus   required  by  section
                           10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,
                           individually   or  in  the  aggregate,   represent  a
                           fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of 17 C.F.R.) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the Shares being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

(c)      The undersigned registrant hereby undertakes that:

             (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

             (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the Town of Sudbury, Commonwealth of Massachusetts, on December 24, 1997.

                                         FOCUS ENHANCEMENTS, INC.


                                         By:    /s/ Thomas L. Massie
                                              Thomas L. Massie
                                               Chief Executive Officer

                                                 POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-3 relating to Common Shares has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Thomas L. Massie and Harry G. Mitchell, and each of them, to file one or more amendments (including additional post-effective amendments) to this Registration Statement, which amendments may make such changes as any of such persons deem appropriate, and each person, individually and in each capacity stated below, hereby appoints each of such persons as attorney-in-fact to execute in his name and on his behalf any of such amendments to the Registration Statement.


            Signature                                 Title                                        Date

 /s/ Thomas L. Massie                      President, Chief Executive Officer                 December 24, 1997
Thomas L. Massie                           and Director (Principal Executive
                                           Officer)

                                           Sr. Vice President, Chief Financial                December 24, 1997
 /s/ Harry G. Mitchell                     Officer and Treasurer (Principal
Harry G. Mitchell                          Financial and Accounting Officer)

 /s/ John C. Cavalier                      Director                                           December 24, 1997
John C. Cavalier

 /s/ William B. Coldrick                   Director                                           December 24, 1997
William B. Coldrick

  /s/ Timothy E. Mahoney                   Director                                           December 24, 1997
Timothy E. Mahoney





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